Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Derma Sciences, Inc.:

We consent to the use of our report dated March 29, 2011, with respect to the consolidated balance sheet of Derma Sciences, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 7, 2011